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                                                                   EXHIBIT 10.27

                              [TESSERA LETTERHEAD]



July 14, 2000

Dr. Rejeeva Lahri


Dear Rejeeva:

     On behalf of Tessera, I would like to offer you employment as Chief Operating Officer ("COO") and Sr. Vice President. This is an exempt position at a starting annual salary of $230,000. In addition, there will be a bonus plan for you for reaching the Company's operational and financial goals. Your bonus would allow earning up to 35% of your annual salary for the achievement of all objectives (bonus plan and goals to be more fully developed by the Tessera executive management team and ratified by Tessera's Board of Directors).

     Your responsibilities will include all operations in the Company except Sales, Marketing, Finance, and Legal. You will be expected to provide leadership and vision at Tessera in the areas of Technology Development and Engineering. In addition, you will be expected to assume the central responsibility for planning and executing the company's annual business plan.

     If you accept this offer, you agree to begin work on August 22, 2000 or sooner if your other commitments permit. You will be reporting directly to me in my role as Tessera's President and CEO.

     In addition, if you decide to join us, it will be recommended at the next meeting of the Company's Board of Directors on August 22 that the Company grant you an option under the Company's 2000 Incentive Stock Option Plan to purchase 775,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company's Board of Directors (current option price is $1.75 per share). Your stock options will be scheduled to vest as follows: 193,750 shares will vest on the first anniversary of your employment and 16,146 shares per month will vest thereafter. This option grant shall be subject to the terms and conditions of the Company's 2000 Incentive Stock Option Plan and Stock Option Agreement.

     As an employee, you are also eligible to receive certain employee benefits including group medical and dental benefits, 401-k plan as well as other Tessera sponsored benefits. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.
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                              [TESSERA LETTERHEAD]

     If your services are no longer required in the role of COO, as described above, and you elect to leave Tessera, we will pay you six (6) months severance pay. If your employment is terminated or your responsibilities are substantially reduced as a result of a change of control of Tessera during your first year of employment, Tessera will pay you a severance package consisting of a continuation of your salary and benefits for a six (6) month period and the remainder of your first year and one additional year of your stock options will vest. Further, if your employment is terminated or your responsibilities are substantially reduced due to a change of control during your second year of employment, Tessera will pay you a severance package consisting of a continuation of your salary and benefits for a six (6) month period and twelve
(12) additional months of your stock options will vest.

     The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without clause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

     The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. If is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

     As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with an


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[TESSERA LETTERHEAD]


Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be August 21, 2000. this letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed and returned by July 21, 2000.

     Rajeeva, both myself and the team are very much looking forward to working with you and excited about the future we can be build together for the Company.

Best Regards,


/s/ BRUCE McWILLIAMS
-------------------------
Bruce McWilliams
President and CEO

Agreed to and accepted:


Signature:    /s/ RAJEEVA LAMRI
              ------------------------

Printed Name: Rajeeva Lamri
              ------------------------

Date:         July 18, 2000
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Enclosures
  Duplicate Original Letter, Employment, Confidential Information, Invention Assignment and Arbitration Agreement